BlackRock New Jersey Municipal Income Trust

FILE #811-10335

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
4/23/2008	New jersey Ed Fac- College of New Jersey	287,790,000	2,550,000	Morgan Stanley & Co. Inc., Merrill Lynch & Co., Inc, Wachovia Bank, National Association, Loop Capital Markets, LLC, RBC Capital Markets, Roosevelt & Cross, Inc.